Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 28, 2025, relating to the consolidated financial statements of U-Haul Holding Company, and the effectiveness of U-Haul Holding Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of U-Haul Holding Company for the year ended March 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona

December 10, 2025